Exhibit 1.1

SANOFI
Limited liability company
(Société Anonyme à conseil d’administration)
Registered capital : €2,517,943,476

Registered office : 54, rue La Boétie – 75008 Paris
Registration number : PARIS 395 030 844
ARTICLES OF ASSOCIATION
This text is a free translation from the French language and is supplied solely for information purposes. Only the original version in the
French language has legal force.

PART I GENERAL
PROVISIONS
ARTICLE 1 – FORM OF COMPANY
The company, in the form of a limited liability company (société anonyme), is governed by applicable laws and regulations as well as by these articles of association (statuts).
ARTICLE 2 – CORPORATE NAME
The corporate name shall be: Sanofi.
ARTICLE 3 – CORPORATE PURPOSE
The company’s corporate purpose, in France and abroad, is:
•    Acquiring interests and holdings, in any form whatsoever, in any company or enterprise, in existence or to be created, connected directly or indirectly with the health and fine chemistry sectors, human and animal therapeutics, nutrition and bio-industry in the following areas:
•    Purchase and sale of all raw materials and products necessary for these activities
•    Research, study, and development of new products, techniques and processes;
•    Manufacture and sale of all chemical, biological, dietary and hygienic products;
•    Obtaining or acquiring all intellectual property rights related to results obtained and, in particular, filing all patents, trademarks and models, processes or inventions;
•    Operating directly or indirectly, purchasing, and transferring – for free or for consideration – pledging or securing all intellectual property rights, particularly all patents, trademarks and models, processes or inventions;
•    Obtaining, operating, holding and granting all licenses;
•    Within the framework of a group-wide policy and subject to compliance with the relevant legislation, participating in treasury management transactions, whether as lead company or otherwise, in the form of centralized currency risk management or intragroup netting, or any other form permitted under the relevant laws and regulations;
And, more generally:
•    All commercial, industrial, real or personal, property financial or other transactions, connected directly or indirectly, totally or partially, with the activities described above and with all similar or related activities and even with any other purposes likely to encourage or develop the company’s activities.

ARTICLE 4 – REGISTERED OFFICE
The registered office is located at: 54, rue La Boétie, PARIS 75008.
Should a transfer of the registered office be decided upon by the Board of Directors (conseil d’administration), the Board is authorised to modify the statutes accordingly.
ARTICLE 5 – TERM OF COMPANY
The term of the company will expire on May 18, 2093 unless dissolved prior to that date or extended by a decision of the Shareholders’ Extraordinary General Meeting.

PART II SHARE
CAPITAL
ARTICLE 6 – REGISTERED CAPITAL
The share capital is €2,517,943,476 (two billion five hundred seventeen million nine hundred fourty-three thousand four hundred seventy-six euros).

It is divided into 1,258,971,738 shares each having a par value of €2, of the same class, fully paid.
ARTICLE 7 – FORM OF SHARES
The shares are registered or bearer shares, according to the shareholder’s choice, under the conditions established by applicable legal provisions.
The company may apply legislative and regulatory provisions concerning the identification of holders of securities giving them the immediate or future right to vote.
Any individual or entity, acting individually or jointly, who acquires a number of shares representing a proportion of the capital or of voting rights equal to or exceeding 1% of the share capital, or any multiple of this percentage, even beyond the minimum declaration limits laid down by the legal and regulatory provisions, must inform the company of the total number of shares and voting rights held by the individual or entity and also of any securities giving future access to the capital or voting rights which may potentially be attached. Notification is to be made by registered mail, return receipt requested, within five stock exchange days of the date on which the threshold was reached.
The obligation to notify the company also applies when the shareholder’s holding of the capital or voting rights falls to a level below each of those thresholds described in the third paragraph of this article.
The legal penalties applicable to failure to declare the crossing of a statutory threshold apply equally to a failure to declare the crossing of any threshold stipulated in the articles of association and recorded in the minutes of the shareholders’ meeting at the request of one or more shareholders holding at least 5% of the company’s share capital or voting rights
ARTICLE 8 – CONVEYANCE AND TRANSFER OF SHARES
The shares are freely negotiable.
The transfer of shares occurs by transfer from one account to another in accordance with the conditions laid down by law and regulations.
ARTICLE 9 – RIGHTS AND OBLIGATIONS ATTACHED TO EACH SHARE
1)    With regard to ownership of the corporate assets, sharing of profits and the liquidation surplus, each share entitles its owner to an amount in proportion to the number of existing shares.
2)    Whenever it is necessary to possess a certain number of shares to exercise a right, the owners who do not possess that number of shares are responsible for taking any steps to combine the number required.
3)    Each shareholder has as many votes as the number of shares he owns or represents subject to the provisions below.
A double voting right is assigned to each registered share that is paid for in full and that has been registered in the name of the same shareholder for at least two years.

The double vote ceases automatically for any share converted into a bearer share or transferred from one owner to another, subject to exceptions laid down by law. Bonus shares arising from an increase of share capital by incorporation of reserves, profits or share premiums receive the benefit of the double vote as from the time of their issue in so far as they have been assigned on the basis of shares already benefiting from this right
ARTICLE 10 – PAYING-UP (LIBÉRATION) OF SHARES
Sums that are due on shares to be paid for in cash are requested by the Board of Directors which determines the dates and extent of the calls for funds.
Shareholders who do not make the payments due on the shares they hold automatically owe the company default interest calculated on a daily basis starting from the due date, at the legal rate in business matters increased by three points, without prejudice to the compulsory enforcement measures provided by law.

PART III MANAGEMENT OF THE
COMPANY
ARTICLE 11 – BOARD OF DIRECTORS
1)    The Company shall be administered by a Board of Directors of which the minimum and maximum number of members is set by current legislation.
A natural person cannot be appointed or reappointed as a director once he or she reaches the age of 70. As soon as the number of directors aged over 70 represents more than one-third of the directors in office, the oldest director shall be deemed to have resigned; his or her term of office shall end at the date of the next shareholders’ Ordinary General Meeting.
Each director appointed by a Shareholders’ Ordinary General Meeting must own at least five hundred shares throughout his term of office.
The term of office of directors shall be four years. Directors shall be required to seek reappointment by rotation, such that members of the Board are required to seek reappointment on a regular basis in the most equal proportions possible. Exceptionally, the Shareholders’ Ordinary General Meeting may appoint a director to serve for a term of one, two or three years, in order to ensure adequate rotation of Board members.
Each director standing down shall be eligible for reappointment.
2)    Directors representing employees
In accordance with the law, one employee representative director shall be designated by the trade union body which is the most representative, within the meaning of the applicable legislation, in the Company and those of its direct or indirect subsidiaries that have their registered office in French territory, and one director shall be designated by the European Works Council.
An employee representative director shall hold office for a term of four years. His term of office shall end at the close of the Shareholders’ General Meeting held during the calendar year in which his term of office expires to approve the financial statements for the previous financial year.
If the Company is no longer subject to an obligation to appoint one or more employee representatives to the Board of Directors, the term of office of the employee representative(s) shall end automatically with no other formalities at the close of the meeting of the Board of Directors which formally notes that the Company no longer falls within the scope of such obligation.
ARTICLE 12 – CHAIRMAN AND VICE-CHAIRMAN OF THE BOARD OF DIRECTORS
The Board of Directors shall appoint from among its members a Chairman, who must be a natural person. Except in the circumstances specified in article 16 when he or she also assumes the function of Chief Executive Officer, the Chairman may hold office for the duration of his or her term of office as director, under the conditions laid down in article 11.1 paragraph 2 above.
The Board may appoint from among its members a Vice-Chairman, who must be a natural person less than 70 years of age.
They may be appointed for their entire term of office as directors.
In the event of the temporary incapacity, resignation, death or non-reappointment of the Chairman, the Board of Directors may delegate another director to act as chairman. In the event of temporary incapacity, such delegation shall be given for a limited period and shall be renewable. In other cases, it shall be valid until a new Chairman is appointed.

The Chairman shall organise and direct the work of the Board, and be accountable for this to the Shareholders’ General Meeting.
He shall ensure that the company’s organs of management operate properly and in particular that the directors are capable of fulfilling their duties.
ARTICLE 13 – DELIBERATIONS OF THE BOARD
The Board of Directors shall meet as often as required by the interests of the company, either at the registered office or at any other place indicated in the notice of the meeting. The Chairman may notify the directors of meetings of the Board of Directors by any means, even orally.
Meetings of the Board of Directors shall be chaired by the Chairman of the Board of Directors or in his absence by the Vice- Chairman. If the Chairman and Vice-Chairman are both absent, the Board of Directors shall appoint, for each meeting, a member who will chair the meeting.
Decisions shall be taken on the quorum and majority conditions stipulated by law.
The secretary of the Board of Directors shall be authorised to certify copies of and extracts from minutes of Board meetings as a true record.
ARTICLE 14 – BOARD POWERS
The Board of Directors shall determine the strategic orientations of the company’s business and ensure they are implemented. Subject to powers expressly granted to shareholders’ meetings and within the limits of the corporate objects, the Board shall address any issue of relevance to the proper functioning of the company, and shall by its deliberations settle all matters that concern it.
The Board shall perform controls and tests as it sees fit. Each director shall receive all the information necessary for the fulfillment of his duties, and may have disclosed to him all documents that he judges to be useful.
ARTICLE 15 – COMMITTEES
The Board shall appoint a Committee, accountable to the Board, to oversee issues relating to the preparation and audit of financial and accounting information, in accordance with the law.
The Board may appoint one or more other Committees to examine issues referred to them by the Board or the Chairman.
ARTICLE 16 – MANAGEMENT
In accordance with the law, the executive management of the company shall be conducted under the responsibility of the Chairman of the Board of Directors, either by himself or by another natural person appointed by the Board of Directors and bearing the title of Chief Executive Officer.
The Board of Directors shall decide which of these two methods of executive management to adopt on a majority of directors present or represented.
The Board of Directors shall appoint from among its members, or from outside the Board, the Chief Executive Officer, who shall be a natural person aged less than 65. The Chief Executive Officer shall have the broadest powers to act in all circumstances in the name of the company, within the limits of the corporate objects and subject to powers expressly reserved by law for shareholders’ meetings and the Board of Directors. He shall represent the company in its dealings with third parties.
If the executive management of the company is conducted by the Chairman, the provisions contained in the law and regulations and in the articles of association relating to the Chief Executive Officer shall apply to him except those relating to the age limit. He shall take the title of Chairman and Chief Executive Officer and shall hold office until the Ordinary General Meeting called to approve the financial statements of the immediately preceding financial year and held in the calendar year in which he reaches the age of 68.
On a proposal by the Chief Executive Officer, whether this function be assumed by the Chairman of the Board or by another person, the Board of Directors may appoint from one to five persons in charge of assisting the Chief Executive Officer, with the title of Deputy Chief Executive Officer.
In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Chief Executive Officers.
In dealings with third parties, the Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer.
ARTICLE 17 – OBSERVERS (CENSEURS)

On the Chairman’s proposal, the Board may appoint up to two observers (censeurs). Observers are chosen from amongst the shareholders and are appointed for a period of five years. The observers may be re-appointed. They may be dismissed at any time by decision of the Board of Directors.
They are responsible for ensuring that the articles of association are strictly observed. They are invited to attend Board meetings in a consultative capacity; however, their absence from such meetings is not detrimental to the validity of the proceedings.
They examine the annual accounts and address comments to the members of the Shareholders’ Ordinary General Meeting as they deem necessary.
The Board may remunerate the observers by allocating sums from the amount of the attendance fees allotted by the general shareholders’ meeting to Board members.

PART IV STATUTORY
AUDITORS
ARTICLE 18 – STATUTORY AUDITORS
One or several principal auditors are appointed and carry out their audit assignment in compliance with the law.

PART V SHAREHOLDERS’
MEETINGS
ARTICLE 19 – RIGHT OF ACCESS – REPRESENTATION
1)    All shareholders shall be entitled to attend personally or by proxy, in the form and at the places indicated in the notice of the meeting, on presentation of proof of identity and of ownership of the shares held in an account before the legal limit of accounting registration.
2)    Any shareholder may be represented or vote by mail on the conditions stipulated by law.
3)    Any shareholder may also, if the Board of Directors so decides on convening the meeting, participate and vote at meetings by video-conference or by any other means of telecommunication including the Internet that enables him or her to be identified on the conditions and accordance to the methods laid down by applicable legislation. Such decision will be notified in accordance with the law.
Those shareholders who use for this purpose, and within the time limits, the electronic form provided on the website of the General Meeting centralizer shall be deemed to be among the shareholders present or represented. The electronic form may be completed and signed directly on this site through a user code and a password
The proxy or the vote provided by electronic means prior to the General Meeting, as well as the evidence of receipt which is provided, shall be deemed irrevocable and may be asserted against all persons, it being specified that in the event of a transfer of share ownership occurring before the legal limit of accounting registration of the shares, the Company will invalidate or revise, depending on the situation, the proxy or the vote provided before this date and this hour.
ARTICLE 20 – NOTICE OF GENERAL SHAREHOLDERS’ MEETINGS
The meetings are convened by the Board of Directors under the conditions and within the time limits prescribed by law. They are held at the registered office or at in any other place indicated in the convening letter or notice.
ARTICLE 21 – MEETING COMMITTEE
Shareholders’ General Meetings are presided over by the Chairman of the Board of Directors or, in his absence, by a director appointed by the Board.
The duties of examiner (scrutateur) are fulfilled by the two shareholders, present and willing, who hold the greatest number of votes both in their own name and in their capacity as authorised agents.
The committee appoints a secretary who need not be a member of the general meeting.

ARTICLE 22 – GENERAL SHAREHOLDERS’ MEETINGS
Ordinary and Extraordinary General Shareholders’ Meetings, acting under the conditions of quorum and majority laid down by law, exercise the powers assigned to them in compliance with the law.

PART VI ALLOCATION OF
PROFITS
ARTICLE 23 – FINANCIAL YEAR
Each financial year starts on January 1st and ends on December 31st.
ARTICLE 24 – ALLOCATION OF PROFITS
1)    The profit or loss of the financial year is the difference between the income and expenses of the financial year, after deduction of depreciation, amortization and provisions, as shown in the income statement.
2)    From the profit of the financial year, less any prior losses, a deduction of at least five per cent is made, this deduction being allocated for the creation of a reserve fund known as the “legal reserve”. This deduction is no longer compulsory when the amount of the legal reserve reaches one-tenth of the registered capital. The deduction begins again if, for any reason whatsoever, the legal reserve falls to a level below the said fraction.
The remaining balance, plus any profit carried forward, constitutes the distributable profit.
On the Board’s proposal, the Shareholders’ General Meeting may decide that the distributable profit may, totally or partially, be carried forward or assigned to one or several general or special reserve funds.
ARTICLE 25 – DIVIDENDS
The Shareholders’ General Meeting, voting on the accounts of the financial year, may grant each shareholder for all or part of the dividend to be distributed, the option to choose between receiving payment of the dividends in cash or shares.
Subject to prevailing legal or regulatory provisions, the Board of Directors may pay interim dividends in cash or shares, even during the course of the financial year.

PART VII DISSOLUTION –
LIQUIDATION
ARTICLE 26
On the expiry of the term of the company or in case of dissolution prior to that date, the Shareholders’ General Meeting rules on the mode of liquidation and appoints one or several liquidators whose powers it determines and who carry out their duties, in compliance with the law.
The liquidation proceeds are first used to pay liabilities. Subsequent to this payment and after payment of liquidation costs, the surplus is used to reimburse the nominal value of the shares; the balance is distributed amongst the shareholders in the same proportions as their participation in the share capital.

PART VIII
DISPUTES
ARTICLE 27
Any disputes that may arise during the life of the company or its liquidation, either between the shareholders and the company or between the shareholders themselves, concerning the interpretation or enforcement of these statutes or generally regarding corporate business, are subject to the jurisdiction of the competent courts.